Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated this 28th day of November, 2017 (“Effective Date”) by and between Kenneth Winemaster (“Executive”) and Power Solutions International, Inc. (“Company”).

PREAMBLE

WHEREAS, Mr. Winemaster has served as the Executive Vice President of Company since 2007;

WHEREAS, Executive has agreed to continue acting as Executive Vice President of Company;

WHEREAS, Executive desires to be employed by the Company as Executive Vice President and to perform services on behalf of the Company; and

WHEREAS, the Executive and the Company desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, which the parties agree constitute good and sufficient consideration, the Company and Executive agree as follows:

AGREEMENT

1.    Incorporation of Preamble. The preambles to this Agreement are hereby incorporated into this Agreement and made an integral part of this Agreement by this reference.

2.    Employment. The Company shall continue to employ Executive, and Executive hereby accepts such continued employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 5 (the “Employment Period”). Executive’s employment is “at-will” and may be terminated by either party at any time, subject to the provisions of Section 5.

3.    Position and Duties.

a) During the Employment Period, Executive shall serve as the Company’s Executive Vice President of Production and shall have the normal duties, responsibilities and authority associated with such position.

(b) During the Employment Period, Executive (i) shall report to the CEO/COO, (ii) shall devote substantially all of Executive’s business time and attention (except for permitted vacation periods, periods of illness or other incapacity, or for engaging in educational, civic, charitable or other similar activities, as long as such activities do not materially interfere with Executive’s duties to the Company), and other permitted absences for which senior executive of the Company are generally eligible from time to time under the Company’s policies to the business and affairs of the Company, (iii) shall not engage in any other business activity without the prior written approval of the CEO/COO, and (iv) shall perform Executive’s duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall strive to promote the success and best interests of the Company.

4.    Compensation and Benefits.

(a) Base Salary. Executive’s base salary shall be $325,000 per annum, or such other increased rate as the Company may determine from time to time (as adjusted from time to time, the “Base Salary”), provided that no decreases in Base Salary may be made without the written consent of Executive. Base Salary will be payable by the Company in regular semi-monthly installments in accordance with the Company’s general payroll practices.

(b) Benefits. During the Employment Period, Executive shall be entitled to participate in all of the Company Executive benefit programs for which senior Executives of the Company are generally eligible.

(c) KPI Bonus. For each of the Company’s fiscal year during the Employment Period, Executive shall be entitled to participate in any Company Key Performance Indicator (“KPI”) plan in accordance with the terms and conditions of such plan, if any, with a target KPI bonus equal to 50% of his Base Salary. Initial goals and objectives will be established within ninety (90) days after the Effective Date.

(d) KERP. Pursuant to the key employee retention program (KERP) granted to Executive in July of 2017, Executive shall receive $87,200 payable in five installments of $10,900 on July 31, 2017 (received), $10,900 on September 30, 2017, $10,900 on December 31, 2017, $10,900 on March 30, 2018 and $43,600 on March 30, 2019. Pursuant to the KERP granted to Executive, he shall also receive 45,223 shares of restricted stock with 22,611 shares vesting on March 31, 2018 and the other half 22,612 shares vesting on March 31, 2019 provided that Executive is an employee in good standing on each of the foregoing award dates, except that if Executive is terminated by Company without cause as defined in this Agreement, then all outstanding awards of stock and cash shall immediately vest and be payable by Company to Executive, as of the termination date, without further demand or action taken by Executive.

(d) Business Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company senior executives, subject to the Company reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(g) Vacation. Executive shall be eligible to take vacation as approved by the CEO/COO.

(h) Automobile. The Company will provide Executive with the use of a Company vehicle. The Company will pay for all insurance, taxes, gasoline, maintenance and repairs for both business and personal use. To the extent required by law, the Company shall report the value of such automobile and its usage as taxable income to Executive. Executive shall satisfy such reporting requirements, concerning auto usage (such as allocation of use between business and personal purposes) and expenses incurred, as may be reasonably imposed by the Company.

(i) Payroll Withholding. All amounts payable to Executive by the Company as compensation will be subject to withholding by the Company as required under applicable law.

5.    Term; Termination; Severance. The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Executive’s death; (ii) a termination by the Company at any time; or (iii) a termination by Executive at any time (the “Term End Date”). Any termination of Executive’s employment with the Company shall be a “Termination.” The date of any termination of Executive’s employment with the Company shall be the “Termination Date.”

(a) The Company may terminate Executive’s employment at any time with Cause (as defined in Section 9(b) of this Agreement) by giving written notice of such termination to Executive designating an immediate or future date, as outlined below.

(b) Executive may terminate Executive’s employment by giving the Company thirty (30) days’ prior written Notice of Termination (as defined in Section 5(c) of this Agreement). Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such thirty (30) day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such thirty (30) day period; provided, that the Company shall (x) pay Executive’s Base Salary under Section 4(a) and benefits under Section 4(b) through the date on which Executive ceases to perform services for the Company and (y) pay to Executive any Discretionary Bonus related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such Discretionary Bonus has been determined but not yet paid to Executive as of the Termination Date.

(c) Any termination by the Company for Cause or without Cause, or by Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if for Cause, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the termination date.

(d) Executive’s employment will terminate immediately without any notice upon Executive’s death.

(e) If Executive is determined to be Disabled or Incapacitated during the Employment Period, the Company may give Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”) unless within the 30-day period after such receipt, Executive shall have returned to full time performance of Executive’s duties. Whether Executive is Disabled or Incapacitated shall be determined by a physician selected by the Board of Directors of the Company (the “Board”) or the Company’s insurers, which physician is reasonably acceptable to Executive. Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made.

(f) If Executive’s employment is terminated as a result of Executive’s death or a determination that Executive is Disabled or Incapacitated, then prior to the 30th day following the Termination Date, the Company shall pay to Executive (or his legal representatives) in a lump sum, to the extent not previously paid, the Base Salary through the Termination Date, less applicable withholdings, and any other benefits contemplated herein.

(g) If the Company terminates Executive’s employment without Cause, or for any reason other than Cause, Executive’s death, or Executive’s total and permanent disability, then the Company will provide Executive with the following severance payments and/or benefits:

(i) Prior to the 30th day following the Termination Date, the Company shall pay to Executive, in the regular semi-monthly installments the Base Salary through the Termination Date, any accrued but unused vacation existing as of the Termination Date, any accrued but unpaid expenses as of the Termination Date, and any Discretionary Bonus related to the fiscal year prior to the fiscal year in which the Termination Date falls if the amount of such Discretionary Bonus has been determined but not yet paid to Executive as of the Termination Date.

(ii) Prior to the 30th day following the Termination Date, the Company shall pay to Executive, in a lump sum all outstanding amounts not received by Executive under his KERP grant stated in paragraph 4(d) above and Executive shall be entitled to and vest in all restricted stock on the Termination Date, not previously vested and granted to Executive under the KERP grant.

(iii) Starting as of the next applicable Company payroll date after the Termination Date (provided Executive has executed and delivered a Release Agreement pursuant to Section 5(i) below, and such Release Agreement has become effective and irrevocable), the Company will pay Executive a monthly amount equal to the (x) Base Salary, divided by (y) 12 (the “Cash Severance”), less applicable withholdings, for a period of twelve (12) months following date on which the first monthly payment is made pursuant to this Section 5(g). For purposes of this Agreement, the period of time from the Termination Date to the date the last monthly payment is made pursuant to this Section 5(g) is referred to as the “Severance Period.”

(iv) During the Severance Period, if Executive elects, and to the extent Executive is and remains eligible for COBRA Continued Coverage (as defined in Section 9(c) of this Agreement), the Company shall continue to pay its portion of premiums for any such COBRA Continued Coverage on the same terms that would have been provided to Executive had Executive’s employment continued with Company. Any benefits that Executive is eligible to receive, if any, will cease immediately upon Executive becoming ineligible for COBRA Continued Coverage and/or becoming gainfully employed and being eligible for benefits at his new place of employment. Executive shall notify the Company in writing promptly after Executive’s commencement of such other employment.

(v) The severance payments and benefits under this Section 5(g) are to the exclusion of any other severance policy, program or benefit.

(h) If Executive’s employment with the Company is separated for cause, then following the Termination Date, the Company shall pay to Executive, less applicable withholdings, to the extent not previously paid, (a) the Base Salary through the Termination Date, at the time required by applicable law, and (b) any accrued vacation or paid time off that Executive has not used prior to the Termination Date, at the time required by applicable law.

(i) The obligations of the Company to make payments under Sections 5(g) and (h) are conditioned on Executive executing and returning to the Company a general release agreement (“Release Agreement”) against the Company, the Company Affiliates, and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment in the form acceptable to Company, and such Release Agreement becoming effective and irrevocable no later than fifty-five (55) days following Executive’s Termination Date. To the extent such fifty-five (55) day period may cover two taxable years, payments will be made in the later of the two such years. Executive acknowledges that until a Release Agreement is timely executed and delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to pay any Cash Severance due to Executive under this Agreement. If Executive has breached in any material respect any of Executive’s obligations in Section 6 below, then, without precluding its right to take any other actions available pursuant to this Agreement or applicable law, the Board may elect to immediately terminate Executive’s right to receive, and Company’s obligation to pay, any additional Cash Severance, and Executive shall have no further rights to Cash Severance. In the event that Executive prevails on a legal action or claim challenging the Company’s rights to terminate such payments, the Company shall be required to pay to Executive in a lump sum within thirty (30) days of such adjudication any Cash Severance the payment of which was delayed due to such termination, plus interest at the prime rate (as published in the Wall Street Journal on the date of such termination), for any period during which the payment of the Cash Severance did not occur, and to commence payment of future installments of Cash Severance in accordance with Sections 5(g) and (h), plus any legal fees of Executive incurred in connection with such legal action or claim.

6.    Executive Covenants. Executive agrees and acknowledges that, to ensure that the Company retains its value and goodwill, Executive must not use any Confidential Information (as defined below), special knowledge of the Business, or the relationships of the Company or the Company Affiliates with their respective customers and Executives, all of which Executive will continue to gain access to through Executive’s employment with the Company, other than in the furtherance of Executive’s legitimate job duties. Accordingly, Executive agrees to the following restrictive covenants.

(a) Confidential Information. Executive acknowledges that by reason of his employment by the Employer and the Company, or while being associated with the

Company Affiliates, Executive has had and will continue to have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Executive agrees that during the Employment Period and after his termination for any reason he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Executive’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Executive, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Executive by reason of the performance of his duties for, or his association with, the Company or any Company Affiliate shall at all times be the property of the Company. Executive shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) any and all information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Executive acknowledges that by reason of Executive’s duties and association with the Company and the Company Affiliates, Executive has had and will continue to have access to Confidential Information concerning the Company and the Company Affiliates and that Executive’s services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Executive agrees that during his employment with the Company and until the one (1) year anniversary of the Termination Date (regardless of the reason for termination), Executive shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Executive’s employment with the Company ends and in which Executive has been actively involved (“Competitive Activity”). The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its business as of Executive’s separation from the Company. The foregoing shall not restrict the Executive from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity.

(c) Non-Solicitation. Executive agrees that during his employment with the Company and until the one (1) year anniversary of the Termination Date (regardless of the reason for termination), she shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, Executive, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any Executive of the Company or any Company Affiliate to leave his or his employ or in any way interfere with the relationship between the Company or any Company Affiliate and any Executive thereof; (ii) solicit to hire or hire any person who was an Executive of the Company or any Company Affiliate at any time during the one-year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate for sale thereto of any products or services related to any Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate (including making any negative statements or communications about the Company or any Company Affiliate or any of their respective officers, directors, products or services).

7.    Enforcement and Remedies.

(a) If, at the time of enforcement of any of Sections 6(a),(b) or (c), a court of competent jurisdiction shall hold that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court shall be allowed to substitute the maximum legally-permissible restrictions for the restrictions contained in this Agreement.

(b) Executive acknowledges that the provisions of Section 6 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Section 6 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the Company and the Company Affiliates are engaged in the Business, the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature, and the potential harm to the Company and the Company Affiliates of the non-enforcement of the provisions of this Section 7 outweighs any harm to Executive of the enforcement of such provisions by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity. Executive expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of the Company and the Company Affiliates, and Executive agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 6, and that the Company would be irreparably damaged if Executive were to disclose the Confidential Information, solicit or hire Executives, solicit customers or provide services to any person or entity in violation of the provisions of this Agreement. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any Company Affiliate or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

8.    Post Termination Obligations.

(a) Return of Company Materials. Immediately upon Notice of Termination of Executive’s employment for any reason, Executive shall return to the Company, and shall not retain in any form or media of expression, all Company and Company Affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, and any other property or information that Executive has or had relating to the Company or any Company Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information. Upon the Company’s request, Executive will certify in writing, in a form acceptable to the Company, that Executive has returned all Company and Company Affiliate property, including any Confidential Information and copies thereof.

(b) Executive Assistance. During the Employment Period and for eighteen (18) months thereafter, Executive shall, upon reasonable notice, reasonably assist the Company and the Company Affiliates (the “Affiliated Group”) in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (a “Proceeding”), and will reasonably assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to Executive’s employment or the period of Executive’s employment by the Company. The Company shall reimburse Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees and shall pay a reasonable per diem fee for the Executive’s service under this Section.

9.    Definitions. The following terms shall have the meanings set forth below:

(a) “Business” means the engineering, design, manufacture and distribution of clean-tech engines and power systems for the industrial and on-road sectors.

(b) “Cause” means that Executive has: (A) engaged in (1) a material act of dishonesty involving the Company or the Company Affiliates, (2) malfeasance or gross negligence which is injurious to the Company, or (3) a material breach of his fiduciary duties related to employment; (B) committed an act of fraud or embezzlement, (C) committed any crime of moral turpitude or any felony; (D) repeatedly refused to perform specific reasonable directives from the Board or any officer of the Company to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities (other than such failure resulting from his Disability or Incapacity); or’ (E) used or been under the influence of illegal drugs at the workplace or while performing Company business, or refused to submit for a drug test upon the Company’s reasonable request; or A termination will not be for “Cause” to the extent such conduct is curable, unless Company shall have notified Executive in writing describing such conduct and prescribing conduct required to cure such conduct and Executive shall have failed to cure such conduct within ten (10) business days after his receipt of such written notice. Executive’s refusal to relocate in order to retain his employment shall not constitute “Cause.” For purposes of this definition of Cause, no act or failure to act on the part of Executive shall be considered willful if it is done, or omitted to be done, by Executive in good faith and with a good faith belief that Executive’s act or omission was in the best interests of Company.

(c) “COBRA Continuation Coverage” means any medical, dental and vision care benefits that Executive and his “qualifying family members” (defined below) elect and are eligible to receive upon the Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Executive Retirement Income Security Act of 1974, as amended. For this purpose, Executive’s “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

(d) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(e) “Company Affiliate” means PSI and each corporation, limited liability company, partnership, association or business entity of which a majority of the ownership interest thereof is at the time owned or controlled, directly or indirectly, by PSI or one or more Subsidiaries of PSI or a combination thereof.

(f) “Disabled or Incapacitated” means Executive’s inability or failure, due to a medically determinable physical or mental impairment, to substantially perform the essential functions of Executive’s job, with or without a reasonable accommodation, for thirty (30) consecutive calendar days or for ninety (90) calendar days during any twelve (12) month period irrespective of whether such days are consecutive.

(g) “Termination Date” means (i) if Executive’s employment is terminated by Company for Cause or by Executive, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 5, as the case may be, (ii) if Executive’s employment is terminated by the Company without Cause, the date on which Executive ceases to perform services for the Company, (iii) if Executive’s employment is terminated by reason of Disability, the Disability Effective Date, and (iv) if Executive’s employment is terminated by reason of death, the date of death.

10.    Notices. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Executive:	Kenneth Winemaster
KWinemaster@psiengines.com

If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, IL 60191
Attn: William Executive
wbuzogany@psiengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

11.    Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A; provided, however, that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.

12.    General Provisions.

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully amends and restates any existing employment agreement between or among the Executive and the Company or any Company Affiliate. Further, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided, that the rights and obligations of Executive under this Agreement shall not be assignable.

(d) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles). Each party hereto irrevocably submits itself to the exclusive jurisdiction of the courts of the State of Illinois located in Cook County, Illinois and to the jurisdiction of the United States District Court for the Northern District of Illinois, for the purpose of bringing any action that may be brought in connection with the provisions hereof. Each party hereto individually agrees not to assert any claim that such party is not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument.

(e) Survival. The provisions set forth in Sections 5 through 13 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination or expiration of this Agreement and/or the end of the Employment Period and the termination of Executive’s employment for any reason.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ John P. Miller

Printed Name:	John P. Miller

Title:	Chief Executive Officer

Kenneth Winemaster

/s/ Kenneth Winemaster

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